TERM LOAN PROMISSORY NOTE

$6,080,000.05	St. Louis, Missouri
February 17, 2004

          FOR VALUE RECEIVED, the undersigned, LABARGE PROPERTIES, INC., a Missouri corporation ("Borrower"), hereby promises to pay to the order of U.S. Bank National Association ("Bank"), the principal sum of Six Million Eighty Thousand and 05/100 Dollars ($6,080,000.05) in sixty-nine (69) consecutive monthly installments as follows: sixty-eight (68) equal consecutive monthly installments in the amount of Twenty-One Thousand Three Hundred Thirty-Three and 33/100 Dollars ($21,333.33) each, due and payable on the first day of each calendar month commencing March 1, 2004, with the sixty-ninth (69th) and final installment in the amount of the then outstanding principal balance of this Note together with all accrued and unpaid interest thereon due and payable on October 31, 2009. Borrower further promises to pay to the order of Bank interest on the from time to time outstanding principal balance of this Note from the date of this Note until the maturity of this Note at a rate per annum equal to (a) so long as no Event of Default under this Note has occurred and is continuing, with respect to each Prime Rate Loan, the Adjusted Prime Rate and for each LIBOR Rate Loan, the LIBOR Rate or (b) so long as any Event of Default under this Note has occurred and is continuing, with respect to each Prime Rate Loan, Three Percent (3%) over and above the Adjusted Prime Rate, and with respect to each LIBOR Rate Loan, Three Percent (3%) over and above the LIBOR Rate.

For purposes of this Note, the following terms shall have the following meanings:

"Adjusted Prime Rate" means the Applicable Prime Margin plus the Prime Rate. The Adjusted Prime Rate shall be adjusted automatically on and as of the effective date of any change in the Prime Rate and/or the Applicable Prime Margin.

"Applicable Prime Margin" and "Applicable LIBOR Margin" means the per annum rate shown in the applicable column below based on the applicable Consolidated Debt to Consolidated EBITDA Ratio:

If the Consolidated Debt to Consolidated EBITDA Ratio is, then	Applicable LIBOR Margin is	Applicable Prime Margin is

≥ 2.5 to 1.0	2.50%	0.75%

≥ 2.0 to 1.0 but < 2.5 to 1.0	1.75%	0.25%

≥ 1.5 to 1.0 but < 2.0 to 1.0	1.50%	0.00%

< 1.5 to 1.0	0.75%	-0.25%

The determination of the Applicable LIBOR Margin and the Applicable Prime Margin as of any date shall be based on the Consolidated Debt to Consolidated EBITDA Ratio as of the end of the most recently ended fiscal quarter of Parent for which financial statements of Parent and its Subsidiaries have been delivered to the Bank pursuant to the Parent Loan Agreement, and shall be effective for purposes of determining the Applicable LIBOR Margin and the Applicable Prime Margin from and after the first day of the first month immediately following the date on which delivery of such financial statements is required until the first day of the first month immediately following the next such date on which delivery of such financial statements of Parent and its Subsidiaries is so required. For example, the Consolidated Debt to Consolidated EBITDA Ratio as of the end of the fiscal quarter of Parent ending March 31, 2004, will be determined from the financial statements of Parent and its Subsidiaries as of and for the fiscal quarter of Parent ending March 31, 2004 (which are required to be delivered to Bank on or before May 15, 2004), and will be used in determining the Applicable LIBOR Margin and the Applicable Prime Margin from and after June 1, 2004. Notwithstanding the foregoing, during the period commencing on the date of this Note and ending May 31, 2004, (a) Applicable LIBOR Margin shall mean 0.75% per annum and (b) Applicable Prime Margin shall mean -0.25% per annum.

"Business Day" means any day except a Saturday, Sunday or legal holiday observed by Bank or by commercial banks in St. Louis, Missouri.

"Consolidated Debt to Consolidated EBITDA Ratio" means "Consolidated Debt to Consolidated EBITDA Ratio" as defined in the Parent Loan Agreement.

"Interest Differential" means that sum equal to the greater of zero or the financial loss incurred by Bank resulting from prepayment, calculated as the difference between the amount of interest Bank would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Loan) had prepayment not occurred and the interest Bank will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment.

"LIBOR Rate" means the Applicable LIBOR Margin plus the 1, 2, 3 or 6 month LIBOR rate quoted by Bank from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two New York Banking Days prior to commencement of the advance).

"Loan" means the loan evidenced by this Note.

"Loan Period" means the period commencing on the advance date of the applicable LIBOR Rate Loan and ending on the numerically corresponding day 1, 2, 3 or 6 months thereafter matching the interest rate term selected by Borrower; provided, however, (a) if any Loan Period would otherwise end on a day which is not a New York Banking Day, then the Loan Period shall end on the next succeeding New York Banking Day unless the next succeeding New York Banking Day falls in another calendar month, in which case the Loan Period shall end on the immediately preceding New York Banking Day; or (b) if any Loan Period begins on the last New York Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Loan Period), then the Loan Period shall end on the last New York Banking Day of the calendar month at the end of such Loan Period.

"Money Markets" means one or more wholesale funding markets available to and selected by Bank, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others.

"New York Banking Day" means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

"Parent" means LaBarge, Inc., a Delaware corporation.

"Parent Loan Agreement" means that certain Loan Agreement dated the date hereof by and among Parent, the lenders from time to time party thereto (the "Lenders") and U.S. Bank National Association, as agent for the Lenders, as the same may from time to time be amended, modified, extended, renewed or restated.

"Prime Rate" means the prime rate announced by Bank from time to time, as and when such rate changes.

Interest on each advance or portion of the Loan hereunder shall accrue at one of the following per annum rates selected by Borrower (i) upon notice to Bank, the Adjusted Prime Rate (a "Prime Rate Loan"); or (ii) upon a minimum of two New York Banking Days prior notice, the LIBOR Rate (a "LIBOR Rate Loan").

In the event Borrower does not timely select another interest rate option at least two New York Banking Days before the end of the Loan Period for a LIBOR Rate Loan, Bank may at any time after the end of the Loan Period convert the LIBOR Rate Loan to a Prime Rate Loan, but until such conversion, the funds advanced under the LIBOR Rate Loan shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Rate Loan prior to the end of the Loan Period.

No LIBOR Rate Loan may extend beyond the maturity of this Note. In any event, if the Loan Period for a LIBOR Rate Loan should happen to extend beyond the maturity of this Note, such loan must be prepaid at the time this Note matures. Bank's internal records of applicable interest rates shall be determinative in the absence of manifest error. Each LIBOR Rate Loan shall be in a minimum principal amount of $21,333.33. The aggregate number of LIBOR Rate Loans in effect at any one time may not exceed 6.

Borrower shall give oral or written notice (an "Interest Rate Selection Notice") to Bank by 10:00 a.m. (St. Louis time) at least two New York Banking Days before any date (which must be a New York Banking Day) upon which Borrower desires to fix the interest rate on any portion of the Loan, which Interest Rate Selection Notice shall specify the portion of the Loan which is to bear interest based on the LIBOR Rate and the initial Loan Period applicable thereto. Borrower may not revoke or rescind any Interest Rate Selection Notice.

Prior to the maturity of this Note, interest on this Note shall be payable monthly on the first day of each calendar month commencing March 1, 2004, and at the maturity of this Note, whether by reason of acceleration or otherwise.

From and after the maturity of this Note, whether by reason of acceleration or otherwise, interest shall accrue and be payable on demand on the outstanding principal balance of this Note at a rate per annum equal to Three Percent (3%) over and above the greater of (determined separately with respect to each portion of the Loan which is accruing interest at a different interest rate) (a) the interest rate(s) otherwise applicable to such portion(s) of the Loan or (b) the Adjusted Prime Rate.

Interest on each portion of the Loan (whether based on the Prime Rate, the LIBOR Rate or otherwise) shall be computed on an actual day, 360-day year basis.

Borrower may, upon at least three New York Banking Day's prior notice to Bank, prepay all at any time or any portion from time to time of the unpaid principal balance of this Note prior to maturity provided that: (a) contemporaneously with each such prepayment Borrower shall pay all accrued and unpaid interest on the portion of the Loan being prepaid to and including the date of prepayment; (b) partial prepayments shall be applied to the installments of principal of the Loan in the inverse order of their stated maturities; (c) partial prepayments shall be in an aggregate amount of at least $100,000.00 or any larger multiple of $100,000.00; (d) in no event may Borrower make any prepayment on any portion of the Loan which is accruing interest based on the LIBOR Rate which results in the remaining portion of the Loan with respect to which a given Interest Period applies being greater than $0.00 but less than $500,000.00; and (e) any prepayment shall be without penalty or premium except that if Borrower is making a prepayment of any portion of the Loan which is accruing interest based on the LIBOR Rate, contemporaneously with such prepayment, Borrower shall pay Bank the funding losses and other amounts, if any, required by the immediately following paragraph.

If a LIBOR Rate Loan is prepaid prior to the end of the Loan Period, as defined above, for such Loan, whether voluntarily or because prepayment is required due to this Note maturing or due to acceleration of this Note upon default or otherwise, Borrower agrees to pay all of Bank's costs, expenses and Interest Differential (as determined by Bank) incurred as a result of such prepayment. Because of the short-term nature of this facility, Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such LIBOR Rate Loan.

If Bank shall have determined in good faith that the adoption after the date of this Note of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change after the date of this Note in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or will have the effect of reducing the rate of return on Bank's capital in respect of its obligations under this Note with respect to the loans to a level below that which Bank could have achieved but for such adoption, change or compliance (taking into consideration Bank's policies with respect to capital adequacy), then from time to time Borrower shall pay to Bank upon demand such additional amount or amounts as will compensate Bank for such reduction. Bank agrees to give Borrower prompt written notice after Bank becomes aware that it is entitled to any such additional amount or amounts under this paragraph. All determinations made by Bank of the additional amount or amounts required to compensate Bank in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amount or amounts, Bank may use any reasonable averaging and attribution methods.

All indemnities set forth in this Note and all provisions set forth in this Note relating to reimbursement to Bank of amounts sufficient to protect the yield to Bank with respect to the Loan shall survive the payment of this Note.

If Borrower fails to make any payment of any principal of or interest on this Note within five (5) Business Days after the date the same shall become due and payable, whether by reason of maturity, acceleration or otherwise, in addition to all of the other rights and remedies of Bank under this Note and/or at law or in equity, Borrower shall pay Bank on demand with respect to each such late payment a late fee in an amount equal to the greater of One Hundred Dollars ($100.00) or Five Percent (5%) of the amount of each such late payment.

Borrower shall make each payment of principal of, and interest on, this Note and all other amounts payable under this Note not later than 12:00 noon (St. Louis time) on the date when due, in Federal or other immediately available funds to Bank at 721 Locust Street, First Floor, Bank Lobby, St. Louis, Missouri 63101 or such other address as Bank may from time to time specify in writing. Any such payment received by Bank after 12:00 noon (St. Louis time) shall be deemed to have been paid on the next succeeding Business Day. Whenever any payment of principal of, or interest on, this Note shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon, at the then applicable rate, shall be payable for such extended time. The acceptance by Bank of any payment of principal or interest due under this Note after the date it is due shall not be held to establish a custom or waive any rights of Bank to enforce prompt payment of any further payments or otherwise.

Borrower hereby represents and warrants to Bank that (a) all of the proceeds of the Loan will be used by Borrower solely to refinance Borrower's existing Term Loan Promissory Note with Bank, (b) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, (c) the execution, delivery and performance by Borrower of this Note (i) are within the corporate powers of Borrower, (ii) have been duly authorized by all necessary corporate action on the part of Borrower, (iii) require no consent, approval or authorization of, action by or in respect of or filing or recording with any governmental or regulatory body, instrumentality, authority, agency or official or any other person or entity and (iv) do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under or result in any violation of, the terms of the Articles of Incorporation or Bylaws of Borrower, any applicable law, rule, regulation, order, writ, judgment or decree of any court or governmental or regulatory body, instrumentality, authority, agency or official or any agreement, document or instrument to which Borrower is a party or by which Borrower or any of its property or assets is bound or to which Borrower or any of its property or assets is subject, (d) this Note has been duly executed and delivered by Borrower, constitutes the legal, valid and binding obligation of Borrower and is enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (e) Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended) and no part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of the Board of Governors of the Federal Reserve System, including, without limitation, Regulations U, T or X thereof, as amended.

Borrower hereby covenants and agrees to deliver or cause to be delivered to Bank with reasonable promptness, such information regarding the business, affairs and/or financial condition of Borrower as Bank may from time to time reasonably request.

This Note is secured by, among other things, that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated March 12, 2002 and executed by Borrower for the benefit of Bank, as amended by that certain First Amendment to Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated as of the date hereof (as amended and as the same may from time to time be further amended, modified, extended, renewed or restated, the "Deed of Trust"), to which Deed of Trust reference is hereby made for a description of the security and a statement of the terms and conditions upon which this Note is secured.

If any of the following events ("Events of Default") shall occur: (a) Borrower shall fail to make any payment of any principal, interest or other amount due under this Note as and when the same shall become due and payable, whether by reason of demand, maturity, acceleration or otherwise; (b) any representation or warranty made by Borrower in this Note shall prove to have been untrue or incorrect in any material respect when made or deemed made; (c) Borrower shall fail to perform or observe any other term, covenant or provision contained in this Note (other than those specified in clauses (a) and (b) above) and any such failure shall remain unremedied for five (5) days after the earlier of (i) written notice of default is given to Borrower by Bank or (ii) any officer of Borrower obtaining actual knowledge of such default; (d) any Obligor (which term shall mean Borrower, Parent and each other person or entity now or at any time hereafter primarily or secondarily liable to Bank on any of the indebtedness (principal, interest, fees, collection costs and expenses and/or other amounts), liabilities and/or obligations of Borrower to Bank evidenced by or arising under this Note) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself, himself or herself or a substantial part of its, his or her property or assets, (iv) file an answer admitting the material allegations of a petition filed against itself, himself or herself in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its, his or her inability or fail generally to pay its, his or her debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing; (e) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Obligor, or of a substantial part of the property or assets of any Obligor, under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official of any Obligor or of a substantial part of the property or assets of any Obligor or (iii) the winding up or liquidation of any Obligor; and any such proceeding or petition shall continue undismissed for thirty (30) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for thirty (30) consecutive days; (f) death of any Obligor who is a natural person or of any partner of any Obligor which is a partnership or of any member of any Obligor which is a limited liability company; (g) dissolution, termination of existence or operations, merger, consolidation or transfer of all or substantially all of the property or assets of any Obligor which is a corporation, partnership or limited liability company; (h) any Obligor shall become insolvent in either the equity or bankruptcy sense of the term; (i) Borrower shall have a judgment entered against it by a court having jurisdiction in the premises, and such judgment shall not be appealed in good faith (and execution of such judgment stayed during such appeal) or satisfied by such Obligor within thirty (30) days after the entry of such judgment; (j) any default or event of default shall occur under or within the meaning of any agreement, document or instrument evidencing, securing, guaranteeing the payment of or otherwise relating to any outstanding indebtedness of any Obligor for borrowed money (other than this Note) having an aggregate outstanding principal balance in excess of $250,000.00 and the same is not cured within any applicable cure period; (k) any "Event of Default" (as defined therein) shall occur under or within the meaning of the Deed of Trust; (l) the Guaranty dated the date hereof and executed by Parent in favor of Bank with respect to the indebtedness of Borrower to Bank, as the same may from time to time be amended, modified, extended, renewed or restated (the "Guaranty"), shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability of the Guaranty shall be contested or denied by Parent, or if Parent shall deny that it has any further liability or obligation under the Guaranty or if Parent shall fail to comply with or observe any of the terms, provisions, conditions or covenants contained in the Guaranty; or (m) the Parent Loan Agreement shall at any time for any reason terminate or otherwise cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability of the Loan Agreement shall be contested or denied by Parent, or if without the consent of Bank the Parent Loan Agreement shall be amended or modified or if any "Event of Default" (as defined therein) shall occur under or within the meaning of the Parent Loan Agreement; then, and in each such event (other than an event described in clauses (d) or (e) above), Bank may, at its option, declare the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon to be immediately due and payable, whereupon all of such outstanding principal balance and accrued and unpaid interest shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Bank may exercise any and all other rights and remedies which it may have under the Deed of Trust and/or at law or in equity; provided, however, that upon the occurrence of any event described in clauses (d) or (e) above, the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Bank may exercise any and all other rights and remedies which it may have under the Deed of Trust and/or at law or in equity.

In the event that any payment of any principal of, interest on or other amount due under this Note is not be paid when due, whether by reason of demand, maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection or for foreclosure of the Deed of Trust, or if this Note is placed in the hands of an attorney or attorneys for representation of Bank in connection with bankruptcy or insolvency proceedings relating to or affecting this Note, Borrower hereby promises to pay to the order of Bank, in addition to all other amounts otherwise due on, under or in respect of this Note, the costs and expenses of such collection, foreclosure and representation, including, without limitation, reasonable attorneys' fees and expenses (whether or not litigation shall be commenced in aid thereof).

Borrower hereby agrees to pay or reimburse Bank upon demand for (a) all out-of-pocket costs and expenses including, without limitation, reasonable attorneys' fees and expenses, incurred by Bank in connection with the preparation, negotiation, execution, administration and/or enforcement of this Note, the Deed of Trust and any and all other agreements, documents and instruments relating to the Loan (collectively, the "Transaction Documents"), (b) all recording, filing and search fees, costs and expenses incurred by Bank in connection with this Note, the Deed of Trust and the other Transaction Documents, (c) all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred by Bank in connection with the preparation of any waiver or consent under any of the Transaction Documents or any amendment, modification, extension, renewal or restatement of any of the Transaction Documents or any Event of Default under this Note; and (iv) if an Event of Default under this Note occurs, all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred by Bank in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. Borrower further agrees to pay or reimburse Bank for any stamp or other taxes which may be payable with respect to the execution, delivery, recording and/or filing of this Note, Deed of Trust or any of the other Transaction Documents. All of the obligations of Borrower under this paragraph shall survive the satisfaction and payment of this Note.

This Note may not be changed, nor may any term, condition or Event of Default be waived, modified or discharged orally but only by an agreement in writing, signed by Bank. No failure or delay by Bank in exercising any right, remedy, power or privilege under this Note shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. In addition, Bank may, without notice to and without releasing the liability of any Obligor, add or release one or more of such parties or release any collateral or security for this Note in whole or in part. All Obligors waive notice of and consent to, and no Obligor shall be released from liability under this Note by virtue of, any extension of time for the payment of any principal of or interest on this Note or the renewal of this Note one or more times or any other amendment or modification of this Note.

Except as otherwise specified in this Note, each notice, request, demand, consent and/or other communication under this Note shall be in writing and delivered in person or sent by telecopy, recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, if to Borrower to 9900A Clayton Road, St. Louis Missouri 63178, Telecopy No. (314) 812-9438, or if to Bank at 721 Locust Street, First Floor, Bank Lobby, St. Missouri 63101, Attention: Commercial Lending Department, Telecopy No.: (314) 418-8090, or at such other address or telecopy number as either party may from time to time designate as its, his or her address or telecopy number for communications hereunder by notice so given. Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by telecopy (with answerback confirmation received), on the first (1st) Business Day after the day on which sent if sent by recognized overnight courier or on the third (3rd) Business Day after the day on which mailed, if sent by registered or certified mail.

All parties hereto expressly waive presentment, demand for payment, notice of dishonor, protest and notice of protest.

BORROWER HEREBY IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY MISSOURI STATE COURT SITTING IN THE CITY OR COUNTY OF ST. LOUIS, MISSOURI OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE EASTERN DISTRICT OF MISSOURI, EASTERN DIVISION, AS BANK MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, (B) AGREES THAT ALL CLAIMS IN RESPECT TO ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS, (C) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, (D) WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (E) WAIVES ALL RIGHTS OF ANY OTHER JURISDICTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE BY REASON OF ITS PRESENT OR SUBSEQUENT DOMICILES. BORROWER (AND BY ITS ACCEPTANCE HEREOF, BANK) IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER AND BANK ARE PARTIES RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS NOTE.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE. TO PROTECT BORROWER AND BANK FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS REACHED BY BORROWER AND BANK COVERING SUCH MATTERS ARE CONTAINED IN THIS NOTE AND THE DEED OF TRUST, WHICH NOTE AND DEED OF TRUST ARE A COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENTS BETWEEN BORROWER AND BANK, EXCEPT AS BORROWER AND BANK MAY LATER AGREE IN WRITING TO MODIFY THEM.

This Note is an amendment, restatement and continuation of that certain Term Loan Promissory Note of Borrower dated March 12, 2002 and payable to the order of Bank in the original principal amount of Six Million Four Hundred Thousand Dollars ($6,400,000.00) and is not a novation thereof. All interest evidenced by the note being amended, restated and continued by this instrument shall continue to be due and payable until paid.

This Note shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

LABARGE PROPERTIES, INC.

By    /s/DONALD H. NONNENKAMP

Title:   VICE PRESIDENT AND CFO